UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2011
CYCLACEL PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50626	91-1707622

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connell Drive, Suite 1500 Berkeley Heights, NJ	07922

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (908) 517-7330
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 30, 2011, Cyclacel Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Leerink Swann LLC and Lazard Capital Markets LLC (the “Underwriters”), as representatives of the several underwriters named therein, relating to the issuance and sale of an aggregate of 7,617,646 units of the Company (a “Unit,” and collectively, the “Units”), with each Unit consisting of (i) one share of common stock, par value $0.001 per share (the “Common Stock”), of the Company and (ii) one warrant to purchase 0.5 of share of Common Stock (a “Warrant, and collectively, the “Warrant”). Each Unit will be sold at an offering price of $1.36 per Unit (the “Offering”).
The Warrants to be issued in the Offering will be exercisable commencing 6 months following issuance and until five years from the date of issuance, at an exercise price of $1.36 per share. The Warrants will not be listed on NASDAQ Global Market or any other exchange and no trading market for the Warrants is expected to develop. The Warrants will be issued separately from the shares of Common Stock offered.
The Offering is expected to close on July 7, 2011, subject to satisfaction of customary closing conditions. The net proceeds to the Company are expected to be approximately $9.3 million, assuming no exercise of the Warrants and after deducting underwriting commissions and discounts and estimated expenses payable by the Company associated with the Offering.
The Offering is being made pursuant to a prospectus supplement dated June 30, 2011 and an accompanying base prospectus dated April 26, 2011 under the Company’s existing “shelf” registration statement on Form S-3 (Registration No. 333-173291), which was declared effective by the Securities and Exchange Commission on April 26, 2011.
The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.
The Underwriting Agreement is attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.
A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto. Copies of the Underwriting Agreement and the form of Warrant to be issued in connection with the Offering are filed herewith as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

Item 8.01 Other Events.
On July 1, 2011, the Company issued a press release announcing the Offering described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Neither the filing of the press release as an exhibit to this Current Report on Form 8-K nor the inclusion in the press release of a reference to our internet address shall, under any circumstances, be deemed to incorporate the information available at our internet address into this Current Report on Form 8-K. The information available at our internet address is not part of this Current Report on Form 8-K or any other report filed by us with the SEC.
Item 9.01 Financial Statements and Exhibits.
(d) The following exhibits are filed with this Report:

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of June 30, 2011.

4.1	Form of Warrant.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding the legality of the securities being issued.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

99.1	Press release, dated July 1, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.
By:	/s/ Paul McBarron
	Name:	Paul McBarron
	Title:	Executive Vice President—Finance, Chief Financial Officer and Chief Operating Officer
Date: July 1, 2011